Exhibit 99.2

Trex Company, Inc.

Q3 2020 Earnings Conference Call

Monday, November 2, 2020, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks—President, Chief Executive Officer

Dennis Schemm—Vice President, Chief Financial Officer

Bill Gupp—Senior Vice President, General Counsel, Secretary

Viktoriia Nakhla—Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company Third Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*”, then “1” on your telephone keypad, to withdraw your question, please press “*”, then “2.” Please note, this event is being recorded.

I would like now to turn the conference over to Viktoriia Nakhla, Investor Relations. Please go ahead.

Viktoriia Nakhla

Thank you, Matt, and thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Vice President and Chief Financial Officer. Joining Bryan and Dennis is Bill Gupp, Senior Vice President, General Counsel and Secretary, as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the third quarter 2020. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill…

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 Act filings with the SEC. And additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Bill. Good evening, everyone. Thank you for joining our earnings call to review Trex Company third quarter results and discuss our business outlook for the fourth quarter of 2020 and into 2021. This was another quarter of record revenue and earnings as we continue to navigate a very robust demand environment, while progressing with a major capacity expansion program to ensure Trex can meet strong demand in the future. I want to take a moment to highlight a few specific areas that are pivotal to Trex’s success and thank all who helped us achieve that success.

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Monday, November 2, 2020, 5:00 PM Eastern

First, we have the strongest channel partners in the industry, and we recognize that they are key to Trex’s growth. They have managed through the rapidly changing 2020 pandemic environment exceedingly well. Also, many thanks to our sales team who has tirelessly traveled to local markets to support Trex customers, contractors and retailers.

Lastly, I must note the extraordinary dedication of our manufacturing and supply chain teams who have adjusted to the new safety protocols while making packaging and shipping our products, working to install new capacity and providing training to the many new employees joining our team to support our production expansion.

So, I thank all members of the Trex team for their dedication and extraordinary efforts and helping us achieve another successful quarter as we work safely through the current pandemic to service our customers.

In the third quarter, residential product sales growth accelerated 20% as we utilized capacity gains from incremental lines in existing facilities to address broad-based demand. Robust demand for decking is not a new trend. Outdoor living has long represented one of the fastest growing categories within the repair and remodel sector.

In our view, COVID-19 is providing a tailwind for an already strong category. It has brought the usability, comfort and enjoyment of the home to the forefront of consumers’ minds. To meet the current and expected future demand, we continue to execute on our capacity expansion, which once completed will increase Trex’s decking capacity by approximately 70%.

As signaled in previous calls, this quarter we experienced increased labor costs as we recruit and train employees ahead of bringing the new production online. Thanks to our highly efficient operating model, we were able to offset these expenses in the third quarter to report a 13% increase in net income adjusted for the warranty charge and an adjusted EBITDA margin of 29.4%.

To offset these additional costs longer term, we recently announced price increases on certain products, set to take effect at the beginning of next year. Dennis will share more details on this in a moment. Trex Commercial performed in line with our expectations in the third quarter, posting steady revenue results and a steady margin profile. With new leadership in place and the engineering capabilities we have in-house, we see multiple opportunities to expand this part of our business and continue to innovate in the commercial railing space.

We entered this period of accelerating demand for residential products with our broadest range of decking and railing products. Consumer demand for our game changing Enhance product line continues to exceed expectations. This offering significantly expands our total addressable market by providing homeowners with an affordable, high performance and eco-friendly alternative to pressure treated wood decking. While Enhance is off to a great start, there remains ample runway ahead of us as we pursue this market share conversion for years to come.

With the success of Enhance product line and its appeal to the cost conscious consumer and the continued success of our premium Select and Transcend decking and railing lines, we are seeing growth across our entire product portfolio. For more than a decade, Transcend has set the bar for aesthetics, performance, and design within the industry and for homeowners who seek the best for their outdoor spaces. Proving this point, feedback from contractors continues to be positive, and indicates a healthy backlog of projects with no signs of abating.

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Since Trex’s inception, we’ve developed and nurtured longstanding relationships with the top specialty material distributors, pro channel dealers and DIY retailers making Trex, the most widely available and purchased brand throughout North America and increasingly around the world. These relationships are one of the fundamental elements that position Trex for inclusion on the recently announced Fortune magazine 100 Fastest-Growing Companies.

As we have done in the past, Trex will continue to earn the business from the best distributors, dealers and retailers by ensuring they grow alongside Trex as we invest in our brand and deliver market-leading products that meet the needs of homeowners seeking to improve their outdoor living spaces. The needs of our channel partners, customers and investors also include a focus on sustainability.

From inception, Trex has led the industry in the use of recycled raw materials and uses 95% recycled content in our decking product lines as well as recycled content in our aluminum railing systems. In early October, we were honored with the 2020 Sustainability Leadership Award by the Business Intelligence Group recognizing our ongoing commitment to sustainability illustrated through our proprietary manufacturing process, commercial and community recycling programs and measurable positive environmental impacts.

Key to winning this latest honor is the company’s highly effective NexTrex recycling program, which makes it easy for retailers, distributors and consumers to responsibly recycle plastic waste. Recently, our NexTrex recycling program reached a monumental milestone of 1 billion pounds of recycled material collected through participating partners. As we look forward to the fourth quarter and next year, our fourth quarter guidance points to year-over-year sales growth of 30% at the midpoint of guidance. And for 2021, we expect strong double-digit sales growth.

I will now pass the call to Dennis and share…to share more details on our financial performance.

Dennis Schemm

Thank you, Bryan and good afternoon. Consolidated net sales increased 19% to $232 million during the third quarter, led by 20% growth in net sales of Trex Residential Products that reflected robust end market demand across our residential product lines. Trex Commercial Products contributed $13 million to consolidated net sales in the quarter, an 11% increase from the year ago quarter.

During the third quarter, we recognized a one-time $6.5 million charge to our warranty reserve for this legacy surface flaking issue that affected a portion of the products manufactured at our Nevada plant prior to 2007. To put this amount in perspective, the average cash impact is less than $500,000 per year through 2035.

Consolidated gross margin in the third quarter was 36.7% or 39.5%, after adjusting for the warranty charge compared to 42.4% for the 2019 third quarter. Trex Residential Products gross margin was 37.4% or 40.4% after adjusting for the warranty charge, compared to 43.4% in the year ago quarter.

As we anticipated, our gross margin was impacted by hiring and training costs in advance of our capacity ramp up in Virginia, continued COVID management costs, and depreciation due to capital expansion expenditures partially offset by favorable material cost due to managing our enhanced profile to the lower weight target. To offset these additional costs, we recently announced a mid single-digit price increase on multiple products across our decking and railing portfolio.

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Monday, November 2, 2020, 5:00 PM Eastern

Trex Commercial performed in line with our expectations in the third quarter, posting steady revenue growth at 11% compared to the 2019 third quarter, reflecting the underlying growth in the Commercial segment. Gross margin at Trex Commercial was 24.4% compared to 26.5% in last year’s third quarter. We continue to leverage our operational infrastructure, increasing SG&A expense by only 2% to $28 million from $27.4 million in the third quarter of 2019, resulting in a 200 basis point reduction in SG&A as a percentage of sales.

We expect to continue to gain significant operating leverage with SG&A expenses growing at a slower rate than net sales. In addition, our effective tax rate in the third quarter was relatively unchanged at 25.3% compared to 24.7% in the year ago quarter, an increase of 60 basis points. Net income was $43 million or $0.37 per diluted share, up 2% and 3%, respectively, from the $42 million or $0.36 per diluted share reported in the third quarter of 2019 adjusted for the stock split that took effect September 14. Adjusted for the warranty charge, net income was $48 million or $0.41 per diluted share, an increase of 13% and 14%, respectively.

EBITDA was up 5% to $61 million, while EBITDA margin was 26.6% compared to 30.1%. Exclusive of the warranty charge, EBITDA and EBITDA margin were $68 million and 29.4% respectively. We see EBITDA as a better indicator of our financial performance, and we believe that over the long term, we will continue to improve our operating leverage and expand our EBITDA margin.

Summarizing our year-to-date results, consolidated net sales were $653 million representing a 12% increase from $581 million in 2019. Trex Residential net sales increased 13% to $614 million. Year-to-date net income was $132 million or $1.14 per diluted share, up 21% and 23%, respectively, from $109 million or $0.93 per diluted share, when adjusted for the stock split. EBITDA was up 23% to $188 million, while EBITDA margin expanded 260 basis points to 28.8%. Adjusting for the warranty charge, net income was $137 million or $1.18 per diluted share, up 26% and 27%, respectively. And EBITDA and EBITDA margin increased 28% to $194 million and 360 basis points to 29.8%, respectively.

Related to the balance sheet and cash flow, as mentioned on previous calls, we were carrying higher than usual levels of accounts receivable, which are related to sales support and incentive programs provided to our channel partners. Receivables will return to a more normalized level by year end. We have had no issues, nor foresee any issues with the collectability of our accounts receivables. Capital expenditures for the 2020 nine-month period increased to $100 million, compared to $37 million for the 2019 nine-month period, primarily related to our ongoing capacity expansion.

Three new production lines in our Nevada facility are fully operational and the production lines at our new Virginia facility will start coming online in the first quarter of 2021 and continue to ramp up through the second quarter.

We continue to fund all capital needs from cash flow and had no additional borrowings under our revolver at quarter end, providing Trex with an untapped $300 million of available borrowing capacity. Given our confidence in underlying demand and the growth in outdoor living, the Trex board of directors reinstated our share buyback program. In 2017, the board of directors authorized up to 11.6 million shares repurchases. 2.8 million shares have been repurchased to date totaling $103 million at an average cost of $36.65 per share.

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Monday, November 2, 2020, 5:00 PM Eastern

I will now provide additional insight regarding our guidance. We expect consolidated net sales for the fourth quarter to be in the range of $210 million to $220 million. We expect full-year incremental gross margin to be at the lower end of the 45% to 50% range, excluding the warranty reserve, but inclusive of additional COVID related expenses, higher inflation and logistic costs associated with startup up.

As we approach our Virginia facility coming online, we expect startup costs to persist into 2021 as we continue to ramp the facility. Full year consolidated SG&A as a percentage of sales, is projected to improve by approximately 150 basis points over the prior year. Our tax rate is anticipated at approximately 25%. We expect full year spending on CAPEX to be in the range of $150 million to $170 million. For the full year, working capital will normalize to historical levels. Now I’ll turn the call back to Brian.

Bryan Fairbanks

Thank you, Dennis. Year-to-date results put Trex on track for another record year with 16 percent growth, including fourth quarter guidance at the midpoint. Even more importantly, we do not see the growth slowing and we expect to follow-up with strong double-digit sales growth in 2021. This positive outlook reflects a combination of the strength of the outdoor living category, our brand leadership and our product lineup that allows us to compete effectively from the entry level to premium level decking and railing products. We continue to be excited about the significant conversion opportunity from wood to Trex products.

Operator, I’d now like to open the call to questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on a telephone keypad. If you’re using a speakerphone, please pick up your handsets before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*” then “2.” At this time we will pause momentarily to assemble our roster.

Our first question comes from Keith Hughes with Truist Securities. Please go ahead.

Keith Hughes

Thank you. The guidance you’ve given for gross contribution margin for the year implies a step-up from what you just reported that’s in the fourth quarter kind of the mid-30s roughly in the fourth quarter. As you go into next year, is that roughly the kind of numbers we would see as you add this new capacity in or would you think, it would dip down for a period as you adjust for that?

Bryan Fairbanks

Yes, as Dennis mentioned in his commentary, we will have start-up costs that will be hitting us, especially in the first half of the year. And then I expect in the latter half of the year, we’ll see some of that cost improvement opportunities starting to come at us as we’ve got more engineering capability on that. It’s important to really focus on the opportunity we have both at the gross margin line, but also at the operating income, and from an EBITDA perspective. We’ve talked in the past with the launch of Enhance, that it wouldn’t carry the same brand load as the rest of the Trex’s product lines, and we’ve estimated that generally between 5% to 6% of

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Monday, November 2, 2020, 5:00 PM Eastern

sales. So that leverage of SG&A over the long term is a very important value contributor to the company.

Keith Hughes

And by brand load you mean advertising brands or like that. Correct?

Bryan Fairbanks

Correct. Yes.

Keith Hughes

Okay. The other question I had, with the price increase coming, are you anticipating some of these sales, which you’re going to see in the fourth quarter? Is some of that kind of a pre-load before the price increase or its demand just got strong here, wonderful thing for the channel about the desirability of your products?

Bryan Fairbanks

Yes. Demand continues to be strong in the channel. So we are selling at elevated levels through October, November, eventually weather will kick-in and have to slow some of that demand down. We have more of a normalized early buy program set up and that will start in December and run through March and into early April of next year where we start building some inventory back into the channel again.

Keith Hughes

Okay, thank you.

Bryan Fairbanks

Thanks, Keith.

Operator

Our next question comes from Stanley Elliott with Stifel. Please go ahead.

Stanley Elliott

Hi, guys. Thank you all for taking the question. In regard to the share repurchased, you guys have planned to have a have a plan in place, kind of how should we think about when that could get kind of more involved moving into next year?

Dennis Schemm

Yes. The plan will be in place, we’ll file a 10b5-1 and historically, we’ve been very, very opportunistic on buying back our stock, and I think you can see that from the success of our buyback over the past years.

Stanley Elliott

Perfect. And then lastly, guys, it feels like that you’re talking to people in the channel that demand is pretty good. Does it feel like to you all that the rate limiting step right now is really the contractors’ ability to put down the product?

Bryan Fairbanks

I think it’s less…the contractors are clearly busy and they all have attractive backlogs going into the winter months and I expect that will carry them right through as they move into next year. The DIY business and not necessarily just through that channel, but through all of our channels has been extremely strong and that’s where the timing of the launch of Enhance was pretty

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Monday, November 2, 2020, 5:00 PM Eastern

good from that perspective to make sure that we had products that would appeal specifically to that DIY consumer. So, where you’re seeing some shortages of contractors, you’re tending to say the DIY side of the business picking up that additional demand.

Stanley Elliott

Great, guys. Thank you very much.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi, guys, congratulations on the quarter.

Bryan Fairbanks

Thanks, Ryan. Good evening.

Ryan Merkel

So, I guess first off, a follow-up to Keith question. Your fourth quarter revenue guidance was much better than I was thinking. Can you just give us a sense for the contribution from sell-through versus sell-in?

Bryan Fairbanks

There is still a lot of sell-through going on in the marketplace. Some of the channel checks that I read from various analysts show there are some back orders out there in the marketplace, those will be filled. And then there will be the start of some inventory build in the marketplace mostly into December.

Ryan Merkel

Okay. And then secondly, you may not want to answer this directly, but what would gross margins have been this quarter excluding the one-time start-up costs? I’m just trying to gauge earnings power once we lap these costs.

Bryan Fairbanks

We’ve not provided an estimate of what those start-up costs are. We may do that as we get through the end of the year. We recognize that we will continue to have those cost moving into next year and we’re not really going to be in a position to be breaking that out each quarter.

Ryan Merkel

Okay, fair enough. Thanks.

Bryan Fairbanks

Thanks, Ryan.

Operator

Our next question comes from Phil Ng with Jefferies. Please go ahead.

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Monday, November 2, 2020, 5:00 PM Eastern

Phil Ng

Hi, guys, appreciate the color for 2021, and strong double-digit growth sounds great. Bryan, is there a way to kind of put a finer ball on that? Is that high-teens? Does it have a two handle? Just give a little more color on that double-digit growth for 2021.

Bryan Fairbanks

Yes. So we’re sitting here at the end of the third quarter in 2020. There are a lot of things that will happen with the economy, I expect over the next 60 days. And as we get out to the end of the year, we will provide additional color on that revenue for 2021. Just trying to give an idea of the strength that we expect to continue to see in the market and the strategy of converting wood continues to be very relevant in this environment.

Phil Ng

Got it. And as from a fourth quarter standpoint, certainly as you go into early 2021, are you like fully caught up from a supply standpoint. I know, supply was a big governor for growth for a big part of the year. Are you pretty flush on that side of things at this point?

Bryan Fairbanks

It’s mixed. There are certain areas, I’m sure we’ll talk to at the end of December and then we’ll be saying that there is…that is more needed, and there are other areas that we feel pretty good about their inventory position.

Phil Ng

Okay. Got it. And just one last one from me. With the price increases that you guys have out there for 2021 and all the good work you’re doing on the cost out, is that enough to kind of have your EBITDA margin kind of flat on a year-over-year basis in the first half. I know there’s a lot of start-up costs at the start the year, but on an EBITDA standpoint, like how should we think about the margin profile?

Bryan Fairbanks

Yes. I think when you look at EBITDA margins on a full year basis, we will be looking to expand those EBITDA margins. We’re not really going to get into splitting it out by half along the way. But there clearly will be more pressure on the first half than we’ll see in the second half.

Phil Ng

Okay, all right, thanks a lot. Really appreciate the color.

Operator

Our next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hey guys, good afternoon and nice job.

Bryan Fairbanks

Hey, Tim, thanks.

Tim Wojs

Maybe just first on the pricing commentary, is there any way to just maybe give us a little bit of context in terms of how much of your product portfolio is taking that mid single-digit price increase and maybe what the historical realization of pricing has been?

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Monday, November 2, 2020, 5:00 PM Eastern

Bryan Fairbank

Historic realization on pricing has been 100%. It’s not like some industries where price increases are put through, and then they’re revoked a month later along the way. So we have absolute confidence that the pricing that has been put into the market will stay in the marketplace. All that being said, that pricing communication is working its way through the marketplace right now. I’d rather allow our sales team to have the time to make sure everybody understands all of the particulars of it before we get into details on it. It is on certain product lines, it’s not the entire product lineup that we have. And we base that on the strategy of how can we continue to convert more of the wood marketplace. And then, we also saw areas where there was opportunity at the premium end of the market to be able to recognize additional revenue.

The key driver for taking the price increase, we do expect to see some inflationary pressures moving into next year. Raw materials, more so because of logistics cost, and then the sheer volume that we’re going to be needing next year. As everybody is aware, the majority of our materials, it’s not something that is manufactured at a specific plant. We are buying our products, both wood and recycled plastic from all over the country, and we will have to expand our sourcing footprint.

Tim Wojs

Okay. That’s helpful. Thanks. And then maybe just a conceptual question, what is the right kind of long term growth rate for SG&A? I guess, with Enhance coming in a later marketing mode, if you’re doing 10% growth or 12% growth, I guess, what percentage of that do you need to reinvest in SG&A going forward?

Bryan Fairbanks

I’d like to be able to give you a rule of thumb to use. The reality is this year, our SG&A is definitely below where it would normally be, because of lower medical expense, much lower travel and entertainment, and then also pulling back on branding during the second quarter of the year. I expect that we’ll see all of those come back into play next year, some level of leverage along the way, but probably not as extensive as you move out beyond that timeframe, you start to see more leverage occurring again. But it will really depend upon, where do we see the largest growth opportunities, and our marketing team is extremely effective in understanding when they put a dollar to work, what’s the return going to be for the company, and that’s the way we make decisions on how we are going to be investing with SG&A.

Tim Wojs

Okay. Thanks for the questions and good luck on the rest of the year.

Bryan Fairbanks

Great, thanks.

Operator

Our next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good afternoon. Thank you for taking the questions. I have a two parter on the price increase. I guess, number one, if you can comment…Is it a similar increase between retail and distribution customers? And number two, I guess, at a higher level, to what degree do you think, pushing price perhaps impacts the penetration of composite decking versus wood. Does it at all play into that consumer decision when they’re comparing versus wood? Thank you.

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Monday, November 2, 2020, 5:00 PM Eastern

Dennis Schemm

I’ll take the first question there. So, all of our channel partners will receive the same price increase across those multiple products. And I’ll shoot the second question over to Bryan.

Bryan Fairbanks

Yes. Our strategy of converting increased amounts of wood to composite is fully intact. We will still have a product that is roughly two times, the price of wood, and then move our product, our Enhance Naturals with higher level of aesthetics retailing for about $2.50 a linear foot.

Matthew Bouley

Okay, got it. That’s helpful. Second one, do you have any sense of what wood decking has done through all the strong demand in the summer and early fall? I guess, the real question is, do you think that composite decking share gain is actually accelerated this year versus what’s historically been maybe that 100 to 200 basis points of increased penetration in a given year? Really just has the underlying decking market been that strong as well, or have you actually accelerated that share gain? Thank you.

Bryan Fairbanks

Well, it’s fair to say that the underlying decking market has been strong this year. Lumber isles were empty in many cases. But what we do see is a continued recognition by consumers that there are affordable high quality composite products available to them, and they’re more often than not making that choice to go with Trex composite products. We’ve seen organic search results coming to trex.com they were just absolutely off the charts. And that’s because of the educational opportunities that we’ve been taking over the past couple of years and we’ll continue to do that as we go forward and continue to build that demand. There is a lot of business out there that still goes to wood. So, we don’t see any shortage of opportunities for us to go after to continue our growth trajectory.

Matthew Bouley

Thank you, Bryan. Thanks, Dennis.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Alex Rygiel with B Riley FBR. Please go ahead.

Alex Rygiel

Thank you, Bryan, and apologize for sort of asking that last question in the same way. But what do you think the organic growth rate in the composite market was in the third quarter or for the entire year?

Bryan Fairbanks

Organic growth rate, I think, if we look at just the underlying growth of composites is going to be in the mid single-digits, and then once you start adding the wood conversion opportunity, on top of that, you start to see that difference in growth. For a long time, before we were really targeting going after the wood marketplace, composites tended to flow right in line with remodeling spend increases. I think we’re seeing a little bit of a divergence at this point, but I would still calculate the same way you go after remodeling, plus the wood conversion opportunity. Over time, I expect we will have significant international growth on top of that as well.

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Alex Rygiel

Okay. And Dennis, coming back to your prepared remarks, what is the remaining balance on your share repurchase authorization right now?

Dennis Schemm

One second on that. Well, I mean. So, bottom line is, the Board authorized 11.6 million shares we’ve repurchased 2.8 million to-date on that.

Alex Rygiel

And is that 11.6 million pre the split or post the split?

Dennis Schemm

This is a post split number.

Alex Rygiel

Thank you.

Dennis Schemm

Okay.

Operator

Our next question comes from Kurt Yinger from DA Davidson. Please go ahead.

Kurt Yinger

Yes, thanks, and good evening, everyone. Starting off…could you just give a little bit more color, Bryan on where you stand with the new Winchester facility, just in terms of overall construction, I guess, equipment being in place and hiring, ahead of next year?

Bryan Fairbanks

Sure. As you recall, we announced this facility in July of last year, so we’re about 16 months into the building at this point, and it went from just an open piece of land to having all four walls and whole lot of equipment going into the building at this point. We continue to be on track with an expected start-up in January of 2021 and then we will ramp those lines as we move through the first two quarters of the year.

Kurt Yinger

Got it. Okay, that’s helpful. And then for my second one, could you just update us on where you stand with the Enhance scallop. And I realize it’s not a huge needle mover for you guys, but talk a little bit about what you’re seeing in virgin polyethylene pricing, freight and then any other inflationary pressures kind of on the horizon?

Bryan Fairbanks

Yes, sure. We’ve largely removed the weight from our Enhance product line. There is a couple of lines that we’re still working on getting the final equipment in, but the vast majority of product going out today has the lower…lower weight in it. Your second point was…?

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Monday, November 2, 2020, 5:00 PM Eastern

Dennis Schemm

About gross margin pressures and so forth. And so, as we’re looking out here into fourth quarter, I mean, we’re going to continue to see labor pressures as we continue to bring on people in advance of the start-up. We’ve got inflation as Bryan talked about on raw materials as we’re stretching out further to secure our footprint for supply for these new lines. And I think it’s another important point to make is about COVID, we are incurring more costs as we continue to keep our workforce safe…and that’s basically what’s taken us more to that lower end of the range of the 45% to 50%.

Bryan Fairbanks

We’ve done quite a bit of hiring in advance of start-up, especially at our Virginia facility, where many of the skilled trades and indirect heads, as well as, training people who will be working directly on the lines. So that’s coming along as planned at this point, not to say it’s without challenge. It is a very tight labor market probably year ago had we talked, I would have talked to you about risk with general labor and that’s something that we continue to see today.

Kurt Yinger

Great, okay. Well, appreciate all the details, Bryan, Dennis, and good luck here in the fourth quarter.

Bryan Fairbanks

Thanks, Kurt.

Operator

Our next question comes from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good evening, guys.

Bryan Fairbanks

Hey, Reuben.

Reuben Garner

So, I hate to harp on the price thing, but just a follow-up question. Does, how does Trex’s pricing normally compare to your peers? And have you seen, I know there was one out there at least that increased prices, have you seen others do the same. Is there any risk that puts you at a larger premium than you are to others? Are you competitively priced now and it puts you more in line?

Bryan Fairbanks

Well, Trex reviews our pricing on an annual basis. We understand where we are in the marketplace against the strategies that we’ve built over time. I can’t really comment on what everybody else is doing in the marketplace, but we feel as though that it sets up very well for our product lines.

Reuben Garner

Okay, that’s fair enough. And then, Bryan, you mentioned the international business or opportunity. How has your capacity constraint kind of impacted your growth opportunity there? And how much of the incremental capacity that you’re adding, I guess, how much does that open you up to be able to maybe grow faster in other markets?

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Monday, November 2, 2020, 5:00 PM Eastern

Bryan Fairbanks

Yes, in the short term it’s definitely limited our growth opportunities in international markets. We’ve got some great partners in overseas marketplace, they’d love to have more products and as we move out into next year, and we have that capacity. We’ll be able to really put some rocket fuel back into that business again and drive growth there.

Reuben Garner

Great, thank you. Congrats on the quarter and good luck for the rest of the year guys.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Alex Maroccia with Berenberg. Please go ahead.

Alex Maroccia

Hey guys, good evening, and thanks for taking my questions. Heading into 2021, can you discuss your marketing strategy especially since some of the competitors are getting more aggressive on brand visibility?

Bryan Fairbanks

Hey, sure. As we look out to 2021, we’ve built a strategy from a marketing perspective that targets consumers who are specifically in the market for decking products and that could be composite or wood, that’s through our trex.com, will likely use paid search as we do in the past, as well as, other advertising venues that will hit that marketplace, but also we will rely heavily on decks.com, it’s a wholly Trex-owned website, which appeals to buyers who are primarily looking at wood to start with, and then we’ll use that website to try to bring more people into Trex and understanding that composites are affordable. And then in many cases, be able to move them up to a better aesthetic on their deck. So, I expect that you’ll continue to see more of what we have done in the past very successfully, as well as, new things that our marketing team is working on now.

Alex Maroccia

Okay, got it. And then historically you’ve seen limited new construction exposure. However, given the strength in that market right now and the difficult labor environment for remodeling contractors, are you seeing any changes in new homebuilders propensity to build deck?

Bryan Fairbanks

I think the homebuilders right now are focused on building the home plain and simple. It’s a great opportunity for us over the longer term as the homebuilders get out of their own backlogs along the way, you can get those homes built. But we definitely see an opportunity to improve the penetration of Trex decks on new home builds over the longer term.

Alex Maroccia

Great. That’s very helpful. Thank you.

Operator

Our next question comes from Trey Grooms with Stephens. Please go ahead.

Trex Company, Inc.

Monday, November 2, 2020, 5:00 PM Eastern

Trey Grooms

Hi, good afternoon. Thanks for taking my question.

Bryan Fairbanks

Hi, Trey.

Trey Grooms

Hi, Bryan. So I guess, first off, and you may have touched on this, but I’m really trying to get just a better understanding of some of the costs related to the new capacity, the start-up costs and how we can kind of dissect what would be, maybe one time related true like ramping up costs, and how to think about maybe continuing costs that are more depreciation related and that type of thing, once the capacity increase is fully implemented?

Dennis Schemm

Yes, you know, when I think about it right now, like the start up costs are real. So, we’re going to be testing these lines. We’re going to be shaking them out. We’re going to be working to perfect them to get them to ramp up to a full capacity. So that’s going to be one aspect to think about going forward.

Secondarily, we’re going to see higher cost as we’re bringing on people, training them, developing them. We’re all bringing these people on before those lines are ready. So that’s unabsorbed labor. So that’s hitting us as well, right, until those lines are all up and running by the end of the second quarter.

So, I think those would be the primary one-timer’s that you would see. Depreciation, of course, is going to continue on, and we’ve got COVID expenses right now that we’ve got to keep a watchful eye on, because we have seen an uptick in overtime and personnel costs just to be being very precautionary quarantining folks et cetera. So that’s another one-timer that we’re dealing with.

Bryan Fairbanks

Unfortunately, I do expect that will continue out probably at least through the first quarter. Hopefully, we’ll see some solutions to that in the second quarter, but that may continue beyond the first quarter.

Trey Grooms

Okay, got it. Alright. And then on international, I know there was a comment earlier, I don’t think I’ve heard you sound so excited about international in a while. And I know there has been some headwinds recently there in the different areas that you guys have been selling product in the past. But where is that right now as a percent of total? I don’t know, if you can give that to me. But right now as a percent of total, and then, where do you see that going over the long term?

Bryan Fairbanks

The only headwind in that business is related to the capacity constraints that we have as an organization. So that’s why I’m excited about it. We’ve got our customers, they’re primed ready to grow in those marketplaces, and as we bring that capacity up, we will expand what we’re shipping, it’s less than 10% of the business today. I expect over time, it will grow to be larger than that. But as you can see, we’ve been growing, the North American side of the business pretty quickly over the years. And I’m not sure exactly when it will get to that over 10%. But, yes, you’re right, we are excited about it, and we’ve got good strategies in place to hit in those marketplaces.

Trex Company, Inc.

Monday, November 2, 2020, 5:00 PM Eastern

Trey Grooms

Alright. That’s it for me. Thanks for taking the questions and good luck. Thank you.

Bryan Fairbanks

Thanks, Trey.

Operator

Our next question comes from Seldon Clarke with Deutsche Bank. Please go ahead.

Seldon Clarke

Hi, thanks for the question. Just one more on pricing. You’ve been fairly selective in the past as it relates to the price increases. And I think generally, they’ve been implemented in years where inflation was expected to be a little bit higher than normal. So some of the inflation, you talked about in terms of freight costs and raw materials is a little bit more unexpected, but you know this doesn’t seem like something that you seem to be anticipating earlier in the year. So just curious if your longer term approach to pricing has changed at all, based on either industry dynamics or the acceleration and awareness that you’ve seen over the last couple of months?

Bryan Fairbanks

We’ll continue to look at our pricing line up on an annual basis and make determination of where we are and the value of our products, as it relates to the end consumer and make pricing decisions based off that, as well as, understanding what inflationary impacts. So there is really a multiple number of inputs, it is not just inflation that goes into pricing decisions, but that has been a primary driver with some of the last increases that we’ve taken.

Seldon Clarke

Okay. So, no real change to previous strategy.

Bryan Fairbanks

No.

Seldon Clarke

Okay. And then, I understand you’re bringing on another 70% of capacity with your current expansion. But could you just give us a sense of where you think total capacity in 2021 compares to 2020. I know, you don’t like to give a ton of granular detail there. But you’re expecting another year of double-digit growth. So just curious, how you’re thinking about it trending from sort of a capacity utilization perspective as well. Just any sense there would be helpful?

Dennis Schemm

Well, we did talk about like the Nevada lines that came up…that was a much smaller percentage of the overall capacity expansion plan, right. So, I think, in past comments we said probably about 30% of that is going to be in Nevada, and the bulk of that will…or the remainder of that would be in Virginia.

Seldon Clarke

Okay. That’s helpful. I appreciate it.

Trex Company, Inc.

Monday, November 2, 2020, 5:00 PM Eastern

Bryan Fairbanks

Thanks, Seldon.

Operator

This concludes our question and answer session. I would like to turn the conference back over to management for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thanks, everybody for joining us on the call this evening. We look forward to speaking with many of you in the coming weeks at various conferences. Thank you and good evening.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Trex Company, Inc.

Monday, November 2, 2020, 5:00 PM Eastern